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Transcript - Rowe Town Meeting Q&A Highlights

The following is a transcript of the edited video covering the question-and-answer portions of the employee town meetings with Dr. Jack Rowe. The meetings were held in Hartford, Sept. 18; Middletown, Sept. 19; and Blue Bell, Sept. 26.

Middletown

Question: Welcome, Dr. Rowe, my name is Allan Polak. It was exciting to hear you talk about your future focus a few minutes ago. Can you share with us one or two of your thoughts about what you think is on the health care horizon?

Dr. Rowe:  Sure.

Question: That we haven't addressed and also that you don't think our competitors are thinking about either.

Dr. Rowe: Sure. I can't tell you what our competitors are not thinking about. And even if I could, I might not. Because then they would be thinking about it tomorrow.

(laughter)

But, I think that obviously we're going into, I think it's an overstatement to call it the post-managed care mode, but I'm not sure we ever really managed care any way. We managed cost to some extent and tried to manage care. I think that we're obviously going into a mode which is much more flexible. Much more PPO-like -- many different layers of kinds of products. We're going to go into a mode where, I believe, there is going to be a public-private partnership to deal with the uninsured. I think that if some insurance regulations get loosened up a bit, there's going to be insurance for individuals with certain disorders. I think there's a remarkable increase in interest of care at the end of life. Some people think defined contribution is the wave of the future. I have some questions about that from an economics point of view. But if it is, in fact, the way of the future, then relationships on the Web to reach out and maintain, use our brand name and this great franchise to, to stay stuck to those customers who now have a voucher rather than a policy and to help them work with us to find the right care. That's a very challenging and interesting area. So, I think there's a long menu of exciting things, and many of these are not current products in the marketplace that our


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competitors have either. So I think this is a very interesting time for us.
Very interesting.

Middletown

Question:  First of all, welcome.

Dr. Rowe:  Thank you.

Question: I happen to be very focused on members, so to hear you talk about member-centric is just, warms my heart. I'm just curious if maybe you have some immediate thoughts on how we do move the organization to be much more member-centric and think through things from an end-to-end perspective, the impact on members.

Dr. Rowe: I think that, I think I have a lot of ideas about this. I don't know how many of them can be effectively implemented in this large organization. I would like to wait until my listening tour is over. One of the things that I believe in is that health care, like politics, is local. That the relationships with members are very much influenced by the relationships with providers in individual locales. And that is very much influenced by our market share in individual locales. And so I think that we're going to have to have not a one-size-fits-all kind of campaign, if you will, to improve these relations. I would also say that I believe that regardless of what we have to say about how much we care about members, if we don't improve the quality of the service, that our situation is going to get worse, not better. And I think the real answer to your question is how good is our service a year from now. So I think that that's where our focus should be.

Blue Bell

Question: I'm Mary Kay Trail. My question is, we're in the middle of 2001 planning now, and I'm wondering how we're going to start on a strategic plan and yet plan for 2001.

Dr. Rowe: We're not going to turn this company around on a dime. It's going to take awhile. I don't want you to think about me as the new CEO of Aetna. I want you to think about me as the CEO of the new Aetna. And the new Aetna is going to arrive next year. It's not going to arrive next month so we can fit it into the planning for next year. Because when we announce this new company after we sell


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the wealth piece, and we do whatever reorganizations we have to do, we have to have some meat inside the wrapping. We have to have the new products. We have to have the new service capacities to deliver. We can't go on TV and say we're a kinder, gentler, more effective Aetna and still only 6 percent of our members get an ID card within 90 days of signing up. You know, we have to do some stuff better than we've been doing it. So we're going to roll some products out. We're going to make some administrative changes, but most of what you're going to see is really not something that you're going see until well into next year.

Hartford

Question: What are your plans for helping us regain our credibility with the Street?

Dr. Rowe: My plans for helping us regain our credibility with the Street are here. (Pats Donaldson on the shoulder.) I think that much of the message that I've shared with you today is also a message which the thinking analysts on Wall Street are susceptible to. Are in tune to. But if you take the reports from the Street about my appointment, and I recognize that I've never run a large for-profit company before, while every analyst said that to start with, most of them, a couple of them were just sort of favorable based on whatever, some were skeptical because that's the way they are. But most of them said let's wait and see. And my approach to restoring relationships with Wall Street is to improve the profitability of this company. And I think all the rest is commentary. That's what it's about.

(applause)

Hartford

Question: I was wondering if you could comment as well as our impression on the Street, our impression with the public in general. It seems to me that we've done a not-very-good job of getting out to the public the good things that this company does.

Dr. Rowe: Well, I think that the managed, health plans are not respected by a very large portion of the American public. We're an industry that's on the defensive, and the current candidates for national office aren't helping any in that regard. We're a little bit like the large pharmaceutical firms when Bill Clinton was after them in the early days when he was running and just after he got elected. And we haven't done much to help ourselves. But beyond that, Aetna is, does seem to be the national whipping boy and the special target, and in part that's because we're the largest. I would hope to be able to do two things. One is get us out of the headlights and get us at least back with the crowd, if you will, rather than always being the example. And secondly we have to work with industry leaders from other companies to try to improve the general view of society of our industry. Try to communicate effectively what it is we really, that we are a part, a piece of this interlocking set that I talk about of the health system. And we're essential and important and valuable. And I think the third thing is that we need to do a much more effective job of communicating.

Middletown

Question: I'm Amy Oldenburg, with National Accounts. What steps are we taking to prove to the customers that we've actually made some changes in our provider relationships so that our customers will stop complaining to us or being concerned about network disruption.

Dr. Rowe: Well, I'm not sure you're going to like this answer. I have been talking with people in the company now for a couple of weeks, fairly intensively. And I hear from people in the company about how much we've done to improve these relations with our customers and with the providers. And it raises the question of whether or not we have effectively communicated what we have done and shown people how much better things really are. I believe that you may have done a lot, but it isn't working yet. It may start working at some point, but the worst thing that we can do for the future of this company is think we fixed it.

I think these problems are serious and they're not getting better, but they are fixable. They are eminently fixable. But the point is that you don't say you have moved the needle until you have moved the needle. And we have not yet moved the needle with respect to our customers. And, the providers, and I hope we're closer than we were a year ago. And we're going to be much closer a year from now. But this is still uphill. It really is.

Blue Bell

Question: Wayne Edwards from IT. You talked about the belt tightening. And I think that a lot of people welcome that. What would you see as your priorities as far as accomplishing that?

Dr. Rowe: I think that the belt tightening has to be significant, but we have to do it in such a way that is rational. And I think what we're trying to do is, is target opportunities where we can be more efficient at the same that we are reducing some of our costs. We need to maintain the quality and the dent, and the depth of personnel at the service ends of this company to make sure that it continues to be effective. We may not have completely taken advantage of opportunities related to the merger. There are going to be a number of significant savings associated with the sale of the wealth part of the company. So we're going through all this trying to find the opportunities. This is never easy. It's not fun. And it's important to do this in a way that, that keeps our focus on the members of this company, the customers of this company, so that we can continue to provide the right service for them.

Blue Bell

Question: Ray Fabius, senior medical director for e-health activities. I know that we have to do a good job with service, and I know we have to be profitable. But with the leadership of a clinician, there's also this chance to do good. To improve health care and I'd love you to comment on that.

Dr. Rowe: Well, I, this is, if there ever was a softball pitch, this is an underhand. I appreciate your reading the question that my mother sent you.

(laughter)

I think it's important for us not to view ourselves as an insurance company. I would like you to view yourselves as professionals in a health company. A health company adds value to the beneficiaries. We are here to provide for the payment for health services and improve the health status of our beneficiaries. So the whole point of this is that this company going forward is a health company, not an insurance company, and we're going to provide financial support for services for our beneficiaries. We're going to get premiums that support the medical costs, our administrative costs and a reasonable profit. But the value-added piece is the exciting piece here. We can develop effective approaches to providing good service to people who are sick and anxious and vulnerable, and desire and deserve an effective interaction with their company and at the same time provide more information for providers and for patients about their lifestyle and about different choices that they make going forward. That's really what this is all about, and I think the key difference is the difference between an insurance company and a health company.

Middletown

Question: Jim Bowers. Jack can you give us some insights on your leadership style. Are you a hands-on type manager? Are you a delegater? How actively involved do you get in terms of, you know, getting sort of the down and dirty, in terms of, you know, the way -- the place where the rubber hits the road with the customer?

Dr. Rowe:  Any other questions?

(laughter)

I believe that it is appropriate for me to understand what is going on in the company and to steer the direction of the strategy and the establishment of the policies and monitor the data that indicate how they are being implemented, but I believe it is appropriate for me to limit my actions to executive activities, not operational activities. So when I was running a large academic health science center, there were two evidences of that. One was that when people would come into my office, they would always think there was another office because there was no paper on my office desk. You know, there was no paper on the table. I had meetings with people. I made decisions. I read reports. And I had discussions. Spent most of my time in group meetings with individuals, chairing meetings and talking about issues, analyzing data, talking about strategy. And then two months a year I would serve as attending physician at the hospital. And I would go on rounds six days a week, couple hours every morning. And I did that for 13 years. It was very, very helpful. And I would get a real sense of how it worked. How the patients were being treated. How the nurses and the doctors treated each other. How the tests got done or not. How clean the floor was. How we were doing. By the end of the month, I really sensed that I had a sense of how it was operating. And I think that that's very important for me to do.

Middletown

Question: Karen Rutkowski. My question is not so much a question as it is a statement. If we are the new Aetna, we need a new culture. We are Aetna U.S. Healthcare, we are Aetna and we are Pru. We have not blended. We do not work that way. We do not operate that way. We need a new culture for the new Aetna. Not for the outside, as much as we need it for the inside.

Dr. Rowe: About two years ago I was at a board meeting and one of my board members, who Bill [Donaldson] knows, and I may have mentioned this, Bill, at the end of the board meeting, we were reporting on how the merger was going. It was going very well. And has since gone very well. And he said to me, well Jack, you know, you never studied anything in school to do a merger. If you had it to do over again and you could go back to school to study one thing, what would it be? And my response to him was just immediate. It was obvious to me. Anthropology. This was all about cultures. It was all about respecting the other culture. Not trying to dominate the other culture. Being open to understanding the other culture and it was about getting the organization to a point at which it was origin blind. And I don't want to hear whether you're from U.S. Healthcare or the old Aetna. What we need is an organization that is origin blind. That's the new Aetna. Thanks very much.


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          ***********************************************************

Aetna has filed a proxy statement and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the "SEC"). WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's Web site, http://www.sec.gov. In addition, documents filed with the SEC by Aetna will be available free of charge by calling 1-800-237-4273. Documents filed with the SEC by ING will be available free of charge from the Investor Relations Department, Strawinskylaan 2631.1077 ZZ Amsterdam, P.O. Box 810, 1000 AV. Amsterdam, The Netherlands 31-20-541-5462.

PLEASE READ THE PROXY STATEMENT CAREFULLY BEFORE
MAKING A DECISION CONCERNING THE MERGER.

This document does not constitute a solicitation by Aetna or its board of directors of any approval or action of its shareholders.

Aetna and its board of directors will be soliciting proxies from Aetna stockholders in favor of the merger. You can obtain more information about Aetna's directors and officers and their beneficial interests in Aetna's common stock from the SEC's Web site, http://www.sec.gov, and Aetna's Web site,
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of these individuals will be included in the final proxy statement to be filed with the SEC.

CAUTIONARY STATEMENT -- Certain information in this document concerning the transaction with ING is forward-looking, including statements regarding the amount of cash per share that Aetna's shareholders are projected to receive from the transaction, the tax-efficient nature of the transaction, and Aetna's expectation as to the closing date of the ING transaction. Certain information in this document concerning Aetna's health business is also forward-looking, including the future business prospects for Aetna's health business and Aetna's expectations as to the future impact of certain actions and plans Aetna intends to implement in its health business. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties, many of which are beyond Aetna's control. Important risk factors could cause the actual future results to differ materially from those currently estimated by management. Risk factors that could materially affect statements made concerning the ING transaction include, but are not limited to: the capitalization of Aetna on the closing date, including the number of shares outstanding at that time; the timely receipt of necessary shareholder, regulatory and other consents and approvals needed to complete the transaction, which could be delayed for a variety of reasons related or not related to the transaction itself; the fulfillment of all of the closing conditions specified in the transaction documents; and the results of, and credit ratings assigned to, Aetna's health business at and prior to the closing of the ING transaction. Risk factors that could materially affect statements made concerning the results of Aetna's health business include, but are not limited to: continued or further unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or recontracting with providers, changes in membership mix to lower premium or higher cost products or membership adverse selection); the ability to successfully integrate the Prudential HealthCare transaction on a timely basis and in a cost-efficient manner and to achieve projected operating earnings targets for that acquisition (which also is affected by the ability to retain acquired membership and the ability to eliminate duplicative administrative functions and integrate management information systems); adverse government regulation (including legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential litigation exposure, other proposals that would increase potential litigation exposure or proposals that would mandate coverage of certain health benefits); and the outcome of litigation and regulatory matters, including numerous purported health care actions and ongoing reviews of business practices by various regulatory agencies. For further discussion of important risk factors that may materially affect management's estimates, Aetna's results and the forward-looking statements herein, please see the risk factors contained in Aetna's Securities and Exchange Commission filings, which risk factors are incorporated herein by reference. You also should read those filings, particularly Aetna's 1999 Report on Form 10-K and Report on Form 10-Q for the period ended March 31, 2000 filed with the SEC, for a discussion of Aetna's results of operations and financial condition.